Exhibit 107

CALCULATION OF REGISTRATION FEE Form F-1

(Form Type)

REZOLVE AI LIMITED

(Exact name of registrant as specified in its charter)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered(1)	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(6)
Ordinary Shares Underlying the Public Warrants	7,499,994	$11.50(2)	$86,249,931	$12,730.49
Secondary Offering Ordinary Shares	163,619,604	$8.08(3)	$1,322,046,400.32	$195,134.05
Secondary Offering Ordinary Shares	20,879,204	$5.06(4)	$105,648,772	$16,174.83(7)
Secondary Offering Ordinary Shares Underlying Private Warrants	569,982	$8.08(5)	$4,605,454.56	$679.77
Total		—	$1,518,550,557.88	$224,719.14
Total Fees Previously Paid				$208,544.31
Registration Fee Due				$16,174.83

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued as a result of stock splits, stock dividends or similar transactions.
(2)
Estimated solely for the purpose of the calculation of the registration fee pursuant to Rule 457(g), based on the exercise price of the warrants.
(3)
Estimated solely for the purpose of the calculation of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and the low prices as reported on the Nasdaq Stock Market LLC on August 30, 2024.
(4)
Estimated solely for the purpose of the calculation of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and the low prices as reported on the Nasdaq Stock Market LLC on October 23, 2024
(5)
Estimated solely for the purpose of the calculation of the registration fee pursuant to Rule 457(g) and Rule 457(c) under the Securities Act, based on the average of the high and the low prices as reported on the Nasdaq Stock Market LLC on August 30, 2024.
(6)
Calculated by multiplying the proposed maximum aggregate offering price by 0.00014760.
(7)
Calculated by multiplying the proposed maximum aggregate offering price by 0.00015310.